Exhibit 23.2


             Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-81697) pertaining to the 1998 Long Term Stock Incentive Plan and 1998 Executive Officer Incentive Plan, in the Registration Statement (Form S-8 No. 333-33564) pertaining to the 1998 Long Term Stock Incentive Plan, as amended, and 1998 Executive Officer Incentive Plan, as amended, and in the Registration Statement (Form S-8 No. 333-55522) pertaining to the 2000 Stock Incentive Plan of Zilog Inc., of our report dated January 26, 2001, with respect to the 2000 and 1999 consolidated financial statements and schedule of Zilog Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                      /s/ Ernst & Young LLP


San Jose, California
April 9, 2002